Exhibit 99.1

News Release

Flowserve Previews Expected Fourth Quarter and 2015 Key Financial Metrics

and Issues Initial 2016 Adjusted EPS Guidance

Announces dates for full year & fourth quarter 2015 earnings

DALLAS, February 1, 2016 – Flowserve Corp. (NYSE:FLS), a leading provider of flow control products and services for the global infrastructure markets, today previewed its expectations for certain key 2015 financial metrics and issued its initial 2016 Adjusted EPS guidance. In addition, the company announced the planned dates for its fourth quarter and full year 2015 earnings release.

Fourth Quarter and Full Year 2015 Preview

Based on its preliminary review, Flowserve anticipates fourth quarter 2015 revenues of approximately $1.2 billion, a decrease of approximately 4 percent on a constant currency basis as compared to the prior year, excluding SIHI revenue of approximately $76 million. With solid gross and operating margins, fourth quarter 2015 Adjusted EPS(1) is expected to range from $0.89 to $0.94 per share, on approximately 131 million fully diluted shares.

Incorporating the expected fourth quarter results, the company also narrowed its full year 2015 Adjusted EPS guidance to $3.08 to $3.13 and updated its revenue guidance to down approximately 13 percent, including negative currency impact of approximately 9 percent but excluding approximately $294 million of SIHI revenue. Fully diluted shares of approximately 134 million are expected for the full year 2015 calculation. Flowserve ended the year with approximately $367 million of cash and cash equivalents and no borrowings under its revolving credit facility, due to solid fourth quarter cash generation.

Bookings for the 2015 fourth quarter were approximately $968 million, including approximately $56 million from SIHI. Excluding SIHI’s contribution, bookings declined approximately 25 percent on a constant currency basis, against a tough compare period. Fourth quarter bookings include approximately $455 million of aftermarket bookings. The company also announced full year bookings, including SIHI, of approximately $4.2 billion, generating a book-to-bill of 0.92. Compared to the record-level prior year, full year 2015 bookings represent a decrease of approximately 18 percent, excluding currency effects and SIHI bookings of approximately $273 million. Total backlog at December 31, 2015 was approximately $2.2 billion, including SIHI backlog of approximately $94 million, down approximately 20 percent as compared to year end 2014 with approximately 5 percent due to negative foreign currency impact.

During 2015, Flowserve returned approximately $400 million to its shareholders through dividends and approximately 6 million shares repurchased. At December 31, 2015, approximately $160 million remained available under the current share repurchase program.

“In spite of increasing macro headwinds in our served markets during 2015, Flowserve’s fourth quarter preliminary revenues and adjusted earnings achieved our expectations, demonstrating continued strong project execution, resilient aftermarket performance and our focus on controlling the controllable,” said Mark Blinn, Flowserve’s President and Chief Executive Officer. “While fourth quarter bookings reflected the continued challenges in the industrial marketplace, including low and volatile oil and gas prices, a strong U.S. dollar and ongoing challenges across most emerging markets, we continue to take aggressive action to reduce our cost structure quickly and thoughtfully, to best position the company both for the current environment and for when our markets recover. In the fourth quarter, we expensed approximately $50 million of our previously announced $125 million realignment program, bringing the 2015 full year total to approximately $80 million. We expect to complete the remaining portion of this program during 2016. In addition, we have begun to initiate significant additional cost reduction actions beyond the current program to partially offset market pressures in 2016.”

“Looking forward, we are planning for low commodity prices, cautious customer spending from reduced budgets and foreign currency headwinds to continue in the near term. As a result, we will continue to focus on our project execution, realignment programs and delivering value to our stakeholders by maintaining a disciplined approach in the work we seek. Moreover, the structural improvements we are implementing to our operating platform, including the additional realignment actions, will best position the company for growth as we exit the current cycle. We are confident that our planned actions today, as well as our comprehensive product portfolio, ‘One Flowserve’ initiatives and strong aftermarket franchise, will enable us to drive value for our shareholders over the long term.”

2016 Initial Guidance [2]

Flowserve is providing Adjusted EPS guidance for 2016. Adjusted 2016 EPS will include SIHI’s operational results and will exclude the Company’s realignment expenses, SIHI purchase price accounting/integration costs, the impact from other specific one-time events and below-the-line foreign currency effects.

2016 Target Range
Revenues	Down 7% to 14%
Adjusted Earnings Per Share	$2.40 – $2.75
Net interest expense	$63 – $66 million
Tax rate (approximate)	30 – 31%

Flowserve’s 2016 Adjusted EPS target range of $2.40 to $2.75 per share includes an approximate 2 percent year-over-year, above-the-line foreign currency headwind[3] equating to approximately 10 cents per share. The 2016 Adjusted EPS target range expects revenues down 7 to 14 percent, based on year-end 2015 foreign currency rates, current commodity prices and market conditions, net interest expense of $63-$66 million and a tax rate of 30-31 percent.

Commenting on the initial guidance, Karyn Ovelmen, Flowserve’s Executive Vice President and Chief Financial Officer, noted, “Flowserve’s 2016 guidance reflects our beginning backlog entering the year, as well as expectations for a strong U.S. dollar, continued low commodity prices and uncertainty in the marketplace, the annual reset of incentive goals and a heightened customer emphasis on price. Partially offsetting these headwinds will be cost savings from realignment initiatives and customer-focused growth initiatives. Similar to prior years, we expect the quarterly phasing of our 2016 Adjusted EPS target range to be weighted toward the second half of the year, reflecting the normal seasonality of our business. Despite the current market challenges, we continue to invest in our business, including executing against our realignment initiatives and our capital expenditure program, to position the company to drive long-term shareholder value.”

Upcoming Dates

Flowserve plans to file its 2015 Annual Report on Form 10-K and announce fourth quarter and full year 2015 financial results after the market close on Thursday, February 18, 2016 and hold its conference call on the following day, Friday, February 19 at 11:00 AM Eastern.

A live audio webcast of the earnings conference call, along with corresponding slides, will be available in the Investor Relations section of the Flowserve website at www.flowserve.com. An archived replay of these webcasts will also be available following the events at www.flowserve.com.

[1] Fourth quarter 2015 Adjusted EPS excludes the negative per share impact of SIHI, realignment charges, a gain on contingent acquisition consideration, reserves expected for an at-risk customer, below the line foreign exchange effects and certain other items from reported results.

[2] Guidance categories are calculated utilizing year-end 2015 FX rates with Adjusted EPS calculation utilizing 131 million fully diluted shares.

[3] FX headwind is calculated by comparing the difference between the actual average FX rates of 2015 and the year-end 2015 spot rates both as applied to our 2016 expectations, divided by the number of shares expected for 2016.

About Flowserve

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.

Safe Harbor Statement: This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as, “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this news release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following: a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins; changes in global economic conditions and the potential for unexpected cancellations or delays of customer orders in our reported backlog; our dependence on our customers’ ability to make required capital investment and maintenance expenditures; risks associated with cost overruns on fixed-fee projects and in taking customer orders for large complex custom engineered products; the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries; the adverse impact of volatile raw materials prices on our products and operating margins; our ability to execute and realize the expected financial benefits from our strategic manufacturing optimization and realignment initiatives; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, particularly Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/re-export control, foreign corrupt practice laws, economic sanctions and import laws and regulations; increased aging and slower collection of receivables, particularly in Latin America and other emerging markets; our exposure to fluctuations in foreign currency exchange rates, including in hyperinflationary countries such as Venezuela; our furnishing of products and services to nuclear power plant facilities and other critical processes; potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims; a foreign government investigation regarding our participation in the United Nations Oil-for-Food Program; expectations regarding acquisitions and the integration of acquired businesses; our ability to anticipate and manage cybersecurity risk, including the risk of potential business disruptions or financial losses; our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits; the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets; our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations; the highly competitive nature of the markets in which we operate; environmental compliance costs and liabilities; potential work stoppages and other labor matters; our inability to protect our intellectual property in the U.S., as well as in foreign countries; obligations under our defined benefit pension plans; and other factors described from time to time in our filings with the Securities and Exchange Commission.

Investor Contacts:	Jay Roueche	Vice President, Treasurer & Investor Relations	(972) 443-6560

	Mike Mullin	Director, Investor Relations	(972) 443-6636

Media Contact:	Lars Rosene	Vice President, Global Communications & Public Affairs	(972) 443-6644

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